Exhibit 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS THIRD QUARTER FISCAL 2013 RESULTS
•	Achieves 12th Consecutive Quarter of Comparable Store Sales Increase
•	Comparable Store Sales up 6.4% on Strong Back-to-School Sales
•	EPS Increases 20%
•	Raises Fiscal 2013 Guidance

BIRMINGHAM, Ala. (November 16, 2012) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the third quarter ended October 27, 2012.

Third Quarter Results
Net sales for the 13-week period ended October 27, 2012, increased 9.6% to $202.9 million compared with $185.2 million for the 13-week period ended October 29, 2011.  Comparable store sales increased 6.4%.

Gross profit for the 13-week period ended October 27, 2012, increased 11.2% to $75.4 million from $67.8 million for the 13-week period ended October 29, 2011.  As a percent to net sales, gross profit improved to 37.2% compared to 36.6% for the 13-week period ended October 29, 2011.  The improvement as a percent of net sales was due to improved product margin and leveraging store occupancy costs.

Store operating, selling and administrative expenses improved to 20.7% of net sales for the 13-week period ended October 27, 2012, compared to 21.3% of net sales for the 13-week period ended October 29, 2011.  This was primarily attributed to the leveraging of store level costs and decreased debit card transaction fees.

Net income for the 13-week period ended October 27, 2012, increased 18.8% to $19.0 million compared with $16.0 million for the 13-week period ended October 29, 2011.  Earnings per diluted share increased 20.3% to $0.71 compared with $0.59 for the 13-week period ended October 29, 2011.

Fiscal Year to Date Results
Net sales for the 39-week period ended October 27, 2012, increased 10.9% to $601.3 million compared with $542.0 million for the 39-week period ended October 29, 2011.  Comparable store sales increased 7.7%.

Gross profit for the 39-week period ended October 27, 2012, increased 13.5% to $220.4 million from $194.2 million for the 39-week period ended October 29, 2011.  As a percent to net sales, gross profit improved to 36.7% for the 39-week period ended October 27, 2012, compared to 35.8% for the 39-week period ended October 29, 2011.  The improvement as a percent of net sales was due to improved product margin and leveraging store occupancy costs.

HIBB Reports Third Quarter Fiscal 2013 Results

November 16, 2012

Store operating, selling and administrative expenses improved to 20.9% of net sales for the 39-week period ended October 27, 2012, compared to 21.4% of net sales for the 39-week period ended October 29, 2011.  This was primarily attributed to the leveraging of store level costs and decreased debit card transaction fees.

Net income for the 39-week period ended October 27, 2012, increased 23.1% to $53.2 million compared with $43.2 million for the 39-week period ended October 29, 2011.  Earnings per diluted share increased 27.6% to $1.99 compared with $1.56 for the 39-week period ended October 29, 2011.

Jeff Rosenthal, President and Chief Executive Officer, stated, “The back-to-school season, particularly in August, was as strong as we had anticipated. The positive trends in apparel and footwear, along with our continued focus on local assortments and exceptional inventory control, resulted in significant margin expansion and another increase to our Fiscal 2013 guidance. We are well positioned to maintain this positive momentum during the upcoming holiday season.”

For the quarter, Hibbett opened 13 new stores, expanded 4 high performing stores and closed 2 underperforming stores, bringing the store base to 848 in 26 states as of October 27, 2012.

Liquidity and Stock Repurchases
Hibbett ended the third quarter of Fiscal 2013 with $75.3 million of available cash and cash equivalents on the consolidated balance sheet, no bank debt outstanding, and full availability under its $80.0 million unsecured credit facilities.

During the third quarter, the Company repurchased 206,729 shares of common stock for a total expenditure of $11.8 million.  On November 15, 2012, the Board of Directors of the Company authorized a new Stock Repurchase Program (Program) of $250.0 million expiring on January 29, 2016.  Effective immediately, the new Program replaces the existing authorization which was due to expire on February 2, 2013.  Under prior authorizations, the Company has purchased 11,900,356 shares of common stock to date at a cost of $316.6 million.

Fiscal 2013 Outlook
The Company increased its earnings guidance for Fiscal 2013 to a range of $2.66 to $2.71 per diluted share (which includes an expected contribution of $0.09 to $0.11 per diluted share from the 53rd week) and an increase in comparable store sales in the mid single digit range.  For Fiscal 2013, the Company expects to open 57 to 60 new stores, expand approximately 17 high performing stores, and close up to 18 stores.

The Company also announced it would begin construction of its new 412,000-square-foot wholesaling and logistics facility in Alabama in early first quarter Fiscal 2014.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, November 16, 2012, to discuss third quarter Fiscal 2013 results.  The number to call for the live interactive teleconference is (212) 231-2934.  A replay of the conference call will be available until November 23, 2012, by dialing (402) 977-9140 and entering the passcode, 21576995.

HIBB Reports Third Quarter Fiscal 2013 Results

November 16, 2012

The Company will also provide an online Web simulcast and rebroadcast of its third quarter Fiscal 2013 conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations, www.streetevents.com and www.earnings.com, on November 16, 2012, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and continue through November 23, 2012.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the South, Mid-Atlantic and the lower Midwest regions of the United States.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding store opening, expansion and closing plans, liquidity, sales trends, margin trends, the effects of the 53rd week, earnings per diluted share and comparable store sales for Fiscal 2013.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 26, 2012, and our Quarterly Reports on Form 10-Q filed on June 1, 2012 and September 4, 2012.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

-MORE-

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 27,	October 29,	October 27,	October 29,
	2012	2011	2012	2011
Net sales	$202,934	$185,180	$601,293	$541,963
Cost of goods sold, distribution center
and store occupancy costs	127,494	117,361	380,900	347,714
Gross profit	75,440	67,819	220,393	194,249
Store operating, selling and administrative
expenses	41,933	39,514	125,705	115,855
Depreciation and amortization	3,207	3,334	9,613	9,914
Operating income	30,300	24,971	85,075	68,480
Interest expense, net	39	51	127	168
Income before provision for income taxes	30,261	24,920	84,948	68,312
Provision for income taxes	11,296	8,961	31,725	25,076
Net income	$18,965	$15,959	$53,223	$43,236

Net income per common share:
Basic earnings per share	$0.73	$0.60	$2.03	$1.59
Diluted earnings per share	$0.71	$0.59	$1.99	$1.56

Weighted average shares outstanding:
Basic	26,125	26,748	26,234	27,154
Diluted	26,613	27,266	26,738	27,681

Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	October 27,	January 28,
	2012	2012
Assets
Cash and cash equivalents	$75,288	$55,138
Inventories, net	207,283	195,071
Other current assets	18,160	18,564
Total current assets	300,731	268,773
Property and equipment, net	45,169	39,596
Other assets	6,418	5,327
Total assets	$352,318	$313,696

Liabilities and Stockholders' Investment
Accounts payable	$88,883	$73,735
Short-term capital leases	212	173
Accrued expenses	15,253	17,750
Total current liabilities	104,348	91,658
Non-current liabilities	18,677	18,288
Stockholders' investment	229,293	203,750
Total liabilities and stockholders' investment	$352,318	$313,696

Supplemental Information
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 27,	October 29,	October 27,	October 29,
	2012	2011	2012	2011
Sales Information
Total sales increase	9.6%	10.6%	10.9%	10.2%
Comparable store sales increase	6.4%	7.0%	7.7%	6.6%

Store Count Information
Beginning of period	837	802	832	798
New stores opened	13	16	27	32
Stores closed	(2)	(3)	(11)	(15)
End of period	848	815	848	815

Stores expanded	4	5	10	10

Estimated square footage at end of period (in thousands)	4,860	4,669

Balance Sheet Information
Average inventory per store	$244,437	$241,967

Share Repurchase Program
Shares	206,729	698,880	700,132	1,671,832
Cost (in thousands)	$11,822	$25,427	$38,843	$58,506

End of Exhibit 99.1